Exhibit 14.1

Corporate Policy	Doc. No.: POL-CO-011
Code of Business Conduct and Ethics	Version: 1.0
Effective Date: 27Jul2026
Page 1 of 13

1	Purpose

This Code of Business Conduct and Ethics (this “Code”) provides a general statement of the expectations of Yarrow Bioscience, Inc. (the “Company”) regarding the ethical standards to which each director, officer and employee should adhere while acting on behalf of the Company. You are expected to read and become familiar with the ethical standards described in this Code and will be required, from time to time, to affirm your agreement to adhere to such standards.

We are proud of what the Company has accomplished to date, and your commitment to continued excellence is crucial as the Company changes and grows. We expect all individuals associated with the Company to conduct themselves with the highest degree of honesty and integrity at all times.

This Code should be read in conjunction with our other policies and procedures, copies of which are available from Human Resources. This Code is not a substitute for those other documents. Instead, this Code should be viewed as a general statement of the guiding principles that should help you keep our core values in mind as you conduct business on behalf of the Company.

We consider any violation of this Code to be a serious breach of our trust, and any violation may result in disciplinary action up to and including termination, as well as potential civil or criminal penalties, depending on the nature of the violation and applicable law. Similarly, if you are aware of someone’s violation of this Code, you have a duty to report the violation in accordance with the procedures detailed below. We depend on your commitment to protect our culture and values and will view your reporting of violations in that context.

While this Code covers multiple scenarios and activities, it does not address every situation that could arise. Therefore, if you are faced with an issue that you feel may not be covered specifically by this Code and are making a decision to act, please keep the following in mind:

•	Consider whether your actions would conform to the intent of the Code.

Corporate Policy	Doc. No.: POL-CO-011
Code of Business Conduct and Ethics	Version: 1.0
Effective Date: 27Jul2026
Page 2 of 13

•	Consider whether your actions could create even a perception of impropriety.

•	Make sure you have all of the relevant facts.

•	Consider discussing the matter with your supervisor, as applicable, or reporting the matter anonymously as described below.

•	Consider seeking help. It is always better to seek assistance before you act, rather than making a preventable mistake.

If you encounter a situation where you have a question about the law, the Code or any Company policy or are unsure of the best course of action, you should always seek guidance. Except as otherwise specifically noted in the Code, when you have a specific question, please contact your supervisor, Human Resources or the Chief Financial Officer (“CFO”).

2	Scope

This Code applies to all directors, officers, and employees of the Company.

2.1 No Rights Created

This Code is a statement of certain fundamental principles, policies and procedures that govern the Company’s employees, officers and directors in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, client, visitor, supplier, competitor, shareholder or any other person or entity.

3	Reporting Violations

If you know or reasonably believe that there has been a violation of this Code or any illegal behavior, you must report such violation or illegal behavior to your supervisor, Human Resources or the CFO. Additionally, employees, consultants and others may report any violations of this Code or any other illegal behavior anonymously through the Company’s whistleblower hotline. There are two methods of logging complaints anonymously:

•	Website: https://www.whistleblowerservices.com/yarw

•	Phone: +1-855-214-0926

Such complaints will be directed to the CFO. However, if the complaint involves the CFO, or otherwise gives rise to a conflict of interest, such complaints will be directed to the Company’s Audit Committee and/or outside counsel.

Corporate Policy	Doc. No.: POL-CO-011
Code of Business Conduct and Ethics	Version: 1.0
Effective Date: 27Jul2026
Page 3 of 13

Failure to report a known or suspected violation of this Code is itself a violation and may result in disciplinary action up to and including termination.

Any director, officer or employee who obtains information about a Code violation or illegal act has the responsibility to report the matter immediately to one of the above individuals. The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate or tolerate discrimination or retaliation against any director, officer or employee for reporting, in good faith, a potential violation, and any supervisor intimidating or imposing sanctions on any such person for reporting a matter in good faith will be disciplined.

Nothing in this Code is intended, or should be understood, to preclude employees from exercising their rights under the National Labor Relations Act.

4	Personal Responsibility and Integrity

4.1 Fair Dealing

You are expected to be ethical and should deal fairly with customers, vendors, suppliers, business partners, service providers, competitors and employees. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

4.2 Confidential Information and Privacy

The Company holds many types of confidential information that must be carefully safeguarded. Protecting this information is essential to maintaining our relationships and protecting our intellectual property. In addition, Company information, which includes confidential information and third-party information the Company has a duty to keep confidential (such as patient and employee health information), should not be used other than for its intended use, and documents that include such information should be disposed of properly and should not be copied or removed from the work area, except as required for job performance. Confidential information should not be disclosed to outsiders without specific approval by the Company.

Corporate Policy	Doc. No.: POL-CO-011
Code of Business Conduct and Ethics	Version: 1.0
Effective Date: 27Jul2026
Page 4 of 13

Confidential information includes:

•	Information marked “Confidential,” “Private,” “For Internal Use Only” or with a similar legend;

•	Technical or scientific information relating to current and future product candidates, services or research;

•	Business or marketing plans, strategies, forecasts or projections;

•	Budgets, earnings and other internal financial data;

•	Personnel information;

•	Business contracts;

•	Training materials and methods;

•	Other non-public information that, if disclosed, might be of use to the Company’s competitors or harmful to the Company or its business partners; and

•	Other non-public information that, if disclosed, would violate federal or state securities laws.

Regardless of whether information is specifically marked as confidential, it is each employee’s responsibility to keep confidential information in confidence (except as otherwise required, if at all, by applicable law). You must not use, reveal or divulge any such information unless it is necessary for you to do so in the performance of your duties (or except as otherwise required, if at all, by applicable law). Generally, access to confidential information should be granted, provided or given on a “need-to-know” basis.

4.3 Use of Company Systems

The data and other information you use, send, receive and store on the Company’s telecommunications equipment (including email, voicemail and the internet) are business records owned by the Company. Therefore, subject to applicable laws and regulations, the Company has the right to access, read, monitor, inspect, review and disclose the contents of, postings to and downloads from all of the Company’s information systems. In addition, your use of the Company’s systems and equipment reflects on the Company as a whole, and at no time may you use the Company systems or equipment to view, access, store, share or send illegal, derogatory, harassing or inappropriate information, including obscene, racist or sexually explicit information, or engage in any activity that violates the intellectual property rights of others. We strongly encourage all directors, officers and employees to avoid references to the Company on social networking sites or other Internet based communications sites, except that you are encouraged to share, like or re-post content shared on official Company channels and may also utilize Company-provided content that has been approved by the Company for personal social media use; provided that any use of social media and other Internet based communications sites must comply with our Policy on Public Disclosures and Communications with the Investment Community (“Investment Community Disclosure Policy”).

Corporate Policy	Doc. No.: POL-CO-011
Code of Business Conduct and Ethics	Version: 1.0
Effective Date: 27Jul2026
Page 5 of 13

4.4 Conflicts of Interest

Directors, officers and employees should avoid activities that create or give the appearance of a conflict of interest between their personal interests and the Company’s interests. A conflict of interest exists when a personal interest or activity of a director, officer or employee could influence or interfere with that person’s performance of duties, responsibilities or commitments to the Company. A conflict of interest also exists when a director, officer or employee (or member of his or her family) receives an improper personal benefit as a result of his or her position at the Company. Below are some examples of situations that could result in a conflict of interest:

•	Be a consultant to, or a director, officer or employee of, or otherwise operate, an outside business that is a significant competitor, supplier or customer of the Company;

•	Be a consultant to, or a director, officer or employee of, or otherwise operate, an outside business if the demands of the outside business would materially interfere with the director’s, officer’s or employee’s responsibilities to the Company;

•	Take personal advantage or obtain personal gain from an opportunity learned of or discovered during the course and scope of your employment when that opportunity or discovery could be of benefit or interest to the Company;

•	Have significant financial interest, including direct stock ownership, in any outside business that does or seeks to do a material amount of business with the Company;

•	Seek or accept any personal loan or services from any such outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

•	Accept any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible; or

Corporate Policy	Doc. No.: POL-CO-011
Code of Business Conduct and Ethics	Version: 1.0
Effective Date: 27Jul2026
Page 6 of 13

•	Conduct business on behalf of the Company with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives.

Whether or not a conflict of interest exists or will exist can be unclear. Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with their supervisor, as applicable, or the CFO. Directors and executive officers must consult and seek prior approval of potential conflicts of interest exclusively from the Audit Committee.

For avoidance of doubt, a director affiliated with an investment firm shall not be presumed to have a conflict of interest due to such investment firm or the director acting on its behalf conducting activities in the ordinary course of its business.

4.5 Proper Use of Company Assets

Directors, officers and employees are entrusted with numerous Company assets and have a responsibility to protect them. The Company’s assets shall be used for their intended business purposes. Personal use of the Company’s funds or property, including charging personal expenses as business expenses, inappropriate reporting or overstatement of business or travel expenses and inappropriate usage of Company equipment or the personal use of supplies or facilities without advance approval from an appropriate officer of the Company shall be considered a breach of the Code.

4.6 Corporate Opportunities

You owe a duty to the Company to advance its interests when the opportunity to do so arises and are prohibited from taking for yourself opportunities that are discovered through the use of Company property, information or position. You may not use Company property, information or position for personal gain. In addition, you may not compete with the Company. If you become aware of any actual or potential business opportunity that relates to the Company, you may not take advantage of the opportunity or share the opportunity with anyone outside the Company without first receiving the approval of the CFO or the Board of Directors, as applicable. Notwithstanding the foregoing, the duties of directors and officers with respect to corporate opportunities are subject to the terms of the Company’s certificate of incorporation.

Corporate Policy	Doc. No.: POL-CO-011
Code of Business Conduct and Ethics	Version: 1.0
Effective Date: 27Jul2026
Page 7 of 13

5	Legal Requirements

5.1 Regulatory Compliance

As a biopharmaceutical company seeking to develop transformative therapies for autoimmune thyroid diseases, Yarrow is in one of the most heavily regulated industries in the world. Yarrow recognizes this and accordingly supports, acknowledges and is committed to compliance with all applicable laws, rules and regulations governing the pharmaceutical and biotechnology industries, including federal and state anti- kickback and fraud and abuse laws.

This means, among other things, that Yarrow’s:

•	Research and development procedures must abide by applicable regulatory requirements and be conducted with respect for the research participants involved;

•	Advertising and promotional efforts, if any, must comply with regulations, including, without limitation, those governing pre-approval promotion and any discussion of off-label uses of our products. Statements and/or claims that we make about our investigational or approved products will be grounded in scientific data and evidence, accepted medical practice, and government-approved labeling rules in all countries where we operate; and

•	Other activities and functions including without limitation financial, environmental health and safety, and product manufacturing, must comply with applicable regulations.

5.2 Gifts

It is against Company policy for a director, officer or employee of the Company to offer anything of value to an existing or potential clinical investigator, Institutional Review Board, patient or other party that would inappropriately influence the design, conduct, enrollment or outcome of clinical studies. Similarly, it is against Company policy for a director, officer or employee to offer anything of value to an existing or potential customer that would inappropriately influence that consumer to select a Company product.

There are similar concerns involving potential conflicts of interest in other external business relationships. Generally, giving or receiving gifts, meals or entertainment involving our external business relationships should meet all of the following criteria:

•	They do not violate applicable law or fail to comply with Company policy;

Corporate Policy	Doc. No.: POL-CO-011
Code of Business Conduct and Ethics	Version: 1.0
Effective Date: 27Jul2026
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•	They do not constitute a bribe, kickback or other improper payment;

•	They have a valid business purpose;

•	They are appropriate as to time, place and value (modest; not lavish or extravagant);

•	They are infrequent; and

•	They do not influence or appear to influence the behavior of the recipient.

Gifts of cash or marketable securities may not be given or accepted regardless of amount.

5.3 Dealing with Government Officials

All dealings with government officials, including, but not limited to, lobbying, political contributions to candidates and meeting with government agencies, shall be in accordance with all applicable national, state and local laws and regulations in each country in which the Company conducts business.

No director, officer or employee shall offer or promise a payment or reward of any kind, directly or indirectly, to any federal, state, local or foreign government official (i) for or because of an official act performed or to be performed by that official; or (ii) in order to secure preferential treatment for the Company or its employees. No director, officer or employee shall offer or promise any federal, state, local or foreign government official gifts, entertainment, gratuities, meals, lodging, travel or similar items that are designed to influence such officials. Further, because of the potential for misunderstanding, no director, officer or employee of the Company may confer gifts, special favors, gratuities or benefits to such an official even if there is no matter pending before that official. The Company also strictly prohibits any director, officer or employee from making any payment or providing a thing of value if the person knows, or reasonably believes or suspects that any portion of the payment or thing of value will be offered, given or promised, directly or indirectly, to any government official.

It is our policy to cooperate fully with all legal and reasonable government investigations. Accordingly, the Company directors, officers and employees shall comply with any and all lawful requests from government investigators and, consistent with preserving the Company’s legal rights, shall cooperate in lawful government inquiries. No director, officer or employee shall make a false or misleading written or oral statement to a government official with regard to any matter involving a government inquiry into the Company matters.

Corporate Policy	Doc. No.: POL-CO-011
Code of Business Conduct and Ethics	Version: 1.0
Effective Date: 27Jul2026
Page 9 of 13

Employees shall contact the CFO when presented with any such government request or inquiry prior to responding to such inquiry. Employees with questions about contacts with government officials should seek guidance from senior management. Officers and directors should contact the CFO prior to responding to any such inquiries.

5.4 Inside Information

Inside information is material, non-public information about the Company or another company that, if made public, would be reasonably expected to affect the price of a company’s securities or investment decisions regarding the purchase or sale of such securities. Directors, officers and employees must never use inside information about the Company, another company with which the Company has a preexisting or prospective business relationship, or such company’s securities to obtain any type of personal advantage and should not disclose any such inside information to any third parties without the prior approval of senior management. For further information about the Company’s policy with respect to inside information, please review our Insider Trading Policy and Investment Community Disclosure Policy.

5.5 Company Disclosure Obligations

The Company’s business affairs are also subject to certain internal and external disclosure obligations and recordkeeping procedures. As a public company, we are committed to abiding by our disclosure obligations in a full, fair, accurate, timely and understandable manner. Only with reliable records and clear disclosure procedures can we make informed and responsible business decisions. When disclosing information to the public, it is Company policy to provide consistent and accurate information. To maintain consistency and accuracy, specific Company spokespersons are designated to respond to questions from the public. Only these individuals are authorized to release information to the public at appropriate times. All inquiries from the media or investors should be forwarded immediately to the CFO or Chief Executive Officer (“CEO”). All press releases, speeches, publications or other official Company disclosures must be approved in advance in accordance with our Investment Community Disclosure Policy.

Corporate Policy	Doc. No.: POL-CO-011
Code of Business Conduct and Ethics	Version: 1.0
Effective Date: 27Jul2026
Page 10 of 13

We take seriously the reliance our investors place on us to provide accurate and timely information about our business. In support of our disclosure obligations, it is Company policy to always:

•	Comply with generally accepted accounting principles;

•	Maintain a system of internal accounting and disclosure controls and procedures designed to provide management with reasonable assurances that transactions are properly recorded and that material information is made known to management;

•	Maintain books and records that accurately and fairly reflect transactions; and

•	Prohibit establishment of material undisclosed or unrecorded funds or assets.

5.6 Prohibition Against Discrimination; Equal Opportunity Employment

The Company is committed to maintaining the highest integrity in our work environment. Our employees must comply with all applicable employment laws and our policies addressing workplace conduct. We base hiring, promotions and performance management decisions on qualifications and job performance. The Company’s policy is to treat each employee and job applicant without regard to gender, sex, race, color, age, religion, national origin, sexual orientation, ancestry, veteran status or any other category protected by law. Employees must refrain from acts that are intended to cause, or that do cause, unlawful employment discrimination. The Company also accommodates qualified disabled employees and applicants consistent with applicable laws.

The Company prohibits harassment in the workplace, including, but not limited to, sexual harassment. Consistent with this policy, we will not tolerate harassment by any of our employees, customers or other third parties. Harassment includes verbal or physical conduct that threatens, offends or belittles any individual because of his or her gender, sex, race, color, age, religion, national origin, sexual orientation, ancestry, veteran status or any other category protected by law. Retaliation against an employee for alleging a complaint of harassment or discrimination or for participating in an investigation relating to such a complaint will also not be tolerated.

Corporate Policy	Doc. No.: POL-CO-011
Code of Business Conduct and Ethics	Version: 1.0
Effective Date: 27Jul2026
Page 11 of 13

5.7 Health and Safety

The Company is committed to providing a safe and healthy work environment for its employees and all other individuals working on behalf of the Company. The Company also recognizes that the responsibilities for a safe and healthy work environment are shared with you. The Company will continue to establish and implement appropriate health and safety policies that managers and their employees are expected to uphold. Employees are expected to conduct their work in a safe manner in compliance with all the Company policies and to report all safety or health concerns to your manager or Human Resources.

5.8 Foreign Corrupt Practices Act

All employees must comply with the Foreign Corrupt Practices Act (the “FCPA”), which sets forth requirements for the Company’s relationships with non-U.S. government representatives, which in many countries include individuals who would not be deemed government representatives in the United States (e.g., medical professionals and employees of educational institutions). It is important to note that these limitations apply with respect to a government representative at any level and not only with respect to senior or policy-making roles. As a U.S.-based company, the Company is required to adhere to all standards set forth in the FCPA regardless of the nationality or overseas location of the individual acting on behalf of the Company, whether an employee, officer or third party.

The FCPA requires that relations between U.S. businesses and foreign government representatives conform to the standards that exist in the United States, even if a different business ethic is prevalent in the other country. Accordingly, no employee or third-party person or enterprise acting on behalf of the Company, directly or indirectly, may offer a gift, payment or bribe, or anything else of value, whether directly or indirectly, to any foreign official, foreign political party or party official, or candidate for foreign political office, for the purpose of influencing an official act or decision or seeking influence with a foreign government in order to obtain, retain or direct business to the Company or to any person or to otherwise secure an improper advantage. In short, such activity cannot be used to improve the business environment for the Company in any way. Thus, even if such payment is customary and generally thought to be legal in the host country, it is forbidden by the FCPA and violates U.S. law, unless it is a reasonable and bona fide expenditure, such as entertainment or travel and lodging expenses, that is directly related to (a) the promotion, demonstration or explanation of products or services or (b) the execution or performance of a contract with a foreign government or government agency, and the payment was not made for an improper purpose.

Corporate Policy	Doc. No.: POL-CO-011
Code of Business Conduct and Ethics	Version: 1.0
Effective Date: 27Jul2026
Page 12 of 13

As is the case under U.S. law, even inexpensive gifts to government or political party officials, such as tickets to sporting events, may constitute a violation of the FCPA. If questions arise with respect to expenses to be incurred on behalf of foreign officials, consult with the CFO before the Company pays or agrees to pay such expenses.

Some “expediting” payments are authorized under the FCPA. Such payments must be directly related to non-discretionary conduct by lower level bureaucrats and unrelated to efforts by a company to obtain significant concessions, permits or approvals. Examples include processing of visas and work orders, mail delivery or loading and unloading of cargo. Such payments do not include payments of any kind relating to terms of continuing or new business agreements. Consult with the CFO prior to making or authorizing any proposed expediting payment.

A violation of the FCPA can result in criminal and civil charges against the Company, its officers, its managers and the individuals involved in the violation, regardless of the person’s nationality or location.

5.9 International Trade Policy

The Company is committed to maintaining the highest possible ethical standards and complying with all applicable laws in all countries in which it does business. The Company strictly prohibits doing business with countries and persons prohibited by applicable U.S. laws governing international trade, including economic sanctions, export control and anti-boycott laws and regulations (collectively, “International Trade Laws”), as described below:

•	The United States, through the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), has imposed robust sanctions measures to cut off funding for terrorists, illegitimate regimes, and others who seek to violate basic human rights. The OFAC sanctions prohibit U.S. persons and businesses from engaging in transactions, directly or indirectly, with certain specified targets, which may include business networks, entities, individuals, geographic regions, or entire nations. OFAC broadly prohibits most transactions between U.S. persons and persons or entities in (or ordinarily resident in) countries and regions that are subject to comprehensive sanctions.

Corporate Policy	Doc. No.: POL-CO-011
Code of Business Conduct and Ethics	Version: 1.0
Effective Date: 27Jul2026
Page 13 of 13

•	U.S. export controls are a means by which the United States implements international treaty obligations, such as in the areas of nuclear, chemical and biological weapons proliferation, multilateral sanctions, such as UN arms embargoes and sanctions on companies and individuals, and its own national security and foreign policy interests. In some cases, U.S. export controls prohibit U.S. persons from engaging in activities that support sensitive industries in countries that pose U.S. national security concerns.

•	Anti-boycott laws were adopted to encourage and, in specified cases, require U.S. firms to refuse to participate in foreign boycotts that the United States does not sanction. Under the Commerce Department anti-boycott regulations, U.S. persons and their controlled foreign affiliates must report the receipt of boycott requests and are prohibited from agreeing to certain requests.

•	To promote compliance with applicable sanctions, the Company is expected to screen proposed counterparties against the restricted party lists set forth by OFAC and other regulators and to avoid doing business with prohibited countries and regions. International Trade Laws are complex restrictions that change from time to time as the result of new legislation, regulations or executive orders. If you have questions about whether International Trade Laws may apply to a particular transaction, please contact the CFO.

6	Amendments and Waivers

Please contact the CFO if you believe that a waiver under a provision of this Code is warranted. There shall be no substantive amendment or waiver of any provision of this Code except by a vote of the Board of Directors or the Audit Committee of the Board of Directors, which will ascertain whether an amendment or waiver is appropriate and ensure that any amendment or waiver is accompanied by appropriate controls designed to protect the Company. In the case of non-officer employees or consultants of the Company, waivers may also be approved by the CEO. Any such waiver of a provision of this Code shall be evaluated to determine whether timely public disclosure of such waiver is required under the rules and regulations of the Securities and Exchange Commission or applicable exchange listing standards. Questions regarding this Code should be directed to the CFO.

7	Policy Review and Updates

The Company reserves the right to amend any provision of this Code at any time, subject to the requirements for approval set forth above.

Version Number	Effective Date	Reason for Revision
1.0	27 Jul 2026	New Policy